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                                    EXHIBIT 5

                          Jones, Day, Reavis and Pogue
                              3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                             Atlanta, Georgia 30308
                                 (404) 521-3939

                                  July 20, 1998

Georgia Gulf Corporation
400 Perimeter Center Terrace
Suite 595
Atlanta, Georgia  30346


Gentlemen:

              We have acted as counsel to Georgia Gulf Corporation, a Delaware corporation (the "Company"), in connection with the registration of 2,000,000 shares of Common Stock, $.01 par value per share, of the Company (the "Shares"), to be issued by the Company in accordance with the Georgia Gulf Corporation 1998 Equity and Performance Incentive Plan (the "Plan") pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") to which this opinion appears as Exhibit 5.

              We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:

              The Shares, when issued by the Company in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

              We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Sincerely,

                                   /s/ Jones, Day, Reavis and Pogue

                                   JONES, DAY, REAVIS & POGUE